CHISHOLM, BIERWOLF, NILSON & MORRILL, LLC
Certified Public Accountants
Phone (801) 292-8756 • Fax (801) 292-8809 • www.cbnmcpa.com

Todd D. Chisholm
Nephi J. Bierwolf
Troy F. Nilson
Douglas W. Morrill

December 27, 2010

Organic Sales & Marketing, Inc.
Samuel Jeffries, CEO
114 Broadway
Raynham, MA 02767

Dear Blair:

It is with deep sadness and regret that we need to write this letter to our clients. After 10 years of auditing SEC reporting companies, Chisholm, Bierwolf, Nilson & Morrill LLC, will no longer be able to service your company due to revocation of the firm's registration with the Public Company Accounting Oversight Board. This decision by the PCAOB will be effective for the September 30, 2010 financial statement audits.

We have exhausted a substantial amount of money and all our efforts trying to defend ourselves, but to no avail. The revocation was due to an investigation of our firm following our tri-annual inspection performed in 2007. The so called deficiencies pertain to clients that are no longer reporting companies and have not been since 2007. This letter is to inform you of our situation and to encourage you to contact us so that we can go over the options that are available to you.

The option we would prefer, and feel would be most beneficial to you, is outlined here. Since the inspection of our firm, and subsequent investigation, was due to audit deficiencies for audits performed in 2006, and prior to Douglas Morrill joining our firm, Douglas Morrill is not included in the enforcement from the PCAOB. Therefore, Doug will continue to service the SEC reporting companies of the sanctioned firm, however, this will require an 8K filing announcing the change of audit firms. Our firm will file the 8K filings, at no cost, should you decide to stay with Mr. Morrill. Continuing with Mr. Morrill would also facilitate an easier transfer of workpapers for the upcoming audit season.

Troy Nilson will have the opportunity to re-apply with the PCAOB, and audit SEC reporting companies, after a 5 year sanction.

We are sorry for any inconvenience this may cause you. We considered litigating the situation, but were advised against it due to the high cost of litigation. Please contact Troy Nilson at 801-292-8756 to discuss options and what this means for your company.

Sincerely,

Chisholm, Bierwolf, Nilson & Morrill LLC

Chisholm, Bierwolf, Nilson & Morrill LLC